Exhibit 99.2

  FOR FURTHER INFORMATION CONTACT:
  Mr. John W. Hesse Executive Vice President and Chief Financial Officer (972) 916-6102
  or Montgomery W. Cornell, Treasurer (972) 916-6044
  Protection One, Inc.
  www.protectionone.com

  FOR IMMEDIATE RELEASE

             PROTECTION ONE ANNOUNCES CLOSING OF
                   MULTIMEDIA ACQUISITION

  Culver City, California, March  2, 1998 - Protection One
  (Nasdaq: ALRM) announced today that it completed the acquisition of the subscribers and assets of Multimedia for approximately $233 million in cash. At the time of closing, Multimedia had approximately $3.6 million of monthly recurring revenue (MRR) and 147,000 subscribers. The acquisition includes an approximately 3 acre site, housing a 50,000 square foot, state-of-the-art monitoring and call center facility. Multimedia also has significant sources of growth, including a productive dealer program, that generated in excess of 2,500 accounts in February.

     James M. Mackenzie, Jr., Protection One's president and chief executive officer said, "In the month since we signed the acquisition agreement with Multimedia, we have worked diligently to prepare an assimilation plan for their operations and subscribers, and are now prepared to execute that plan beginning today."

     Protection One, one of the largest security alarm companies in the United States, provides monitoring and related security services to residential and commercial subscribers across the nation.

     Statements contained in this press release concerning the Company's outlook for the transition of acquired subscribers and operations and other statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to add accounts through the Dealer Program, acquisitions and strategic alliances and other factors described in the cautionary statements included in Protection One's prospectus dated January 2, 1997 (pages 5-11), which statements are incorporated herein by reference. Protection One disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.